EXHIBIT 10.11

AMENDMENT TO

THE MORGAN STANLEY 1994 OMNIBUS EQUITY PLAN,

DATED AS OF NOVEMBER 27, 2006

Section 4.5 of the Morgan Stanley 1994 Omnibus Equity Plan, as amended, is amended in its entirety to read as follows:

4.5 Adjustments Upon Changes in Capitalization. The number of shares of Common Stock which may be issued pursuant to awards under the Plan, the maximum number of options and/or unrelated stock appreciation rights which may be granted to any one person in any year, the number of shares of Common Stock subject to awards, the two (2) percent limitation on the number of shares of Common Stock which may vest in respect of restricted stock and recognition share awards under Section 1.5(a) above, the option exercise price and appreciation base of options and stock appreciation rights theretofore granted under the Plan, and the amount payable by a grantee in respect of an award, shall be equitably adjusted for any change in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend after the effective date of the Plan, or other change in such shares of Common Stock effected without receipt of consideration by the Company; provided that any awards covering fractional shares of Common Stock resulting from any such adjustment shall be eliminated and provided further, that each incentive stock option granted under the Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an “incentive stock option” within the meaning of Code section 422.